Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-210029) pertaining to the 2016 Omnibus Equity Plan of The RMR Group Inc. of our report dated December 3, 2018, with respect to the consolidated financial statements of The RMR Group Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2018.

/s/ Ernst & Young LLP
Boston, Massachusetts
December 3, 2018